INVESTMENT MANAGEMENT
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Exhibit (d)(3)(ii)

May 1, 2020

Voya Variable Portfolios, Inc.

7337 East Doubletree Ranch Road

Suite 100

Scottsdale, AZ 85258-2034

Re: Expense Limitations

Ladies and Gentlemen:

By execution of this letter agreement to the Expense Limitation Agreement ("ELA") between Voya Investments, LLC ("VIL") and Voya Variable Portfolios, Inc. ("VVPI"), on behalf of Voya Russell™ Large Cap Index Portfolio, Voya Russell™ Mid Cap Growth Index Portfolio and Voya Russell™ Mid Cap Index Portfolio (collectively, the "Portfolios"), intending to be legally bound hereby, VIL, the investment manager to the Portfolios, agrees that, from May 1, 2020 through May 1, 2021, VIL shall waive all or a portion of its investment management fee and/or reimburse expenses in amounts necessary so that after such waivers and/or reimbursements, the maximum total operating expense ratios of the Portfolios shall be as follows:

Series

Maximum Operating Expense Ratios

(as a percentage of average net assets)

	Adviser	Class I	Class P2	Class S	Class S2
	Class
Voya Russell™ Large Cap	0.86%	0.36%	N/A	0.61%	0.76%
Index Portfolio
Voya Russell™ Mid Cap	N/A	0.40%	N/A	0.65%	0.80%
Growth Index Portfolio
Voya Russell™ Mid Cap Index	0.90%	0.40%	N/A	0.65%	0.80%
Portfolio

We are willing to be bound by this letter agreement to lower our fees for the period from May 1, 2020 through May 1, 2021. The method of computation to determine the amount of the fee waiver and the definitions as set forth in the ELA shall apply. VIL acknowledges that (1) it shall not be entitled to collect on or make a claim for waived fees at any time in the future, and

(2)it shall not be entitled to collect on or make a claim for reimbursed expenses at any time in the future. This letter agreement shall terminate upon termination of the ELA.

May 1, 2020

Notwithstanding the foregoing, termination or modification of this letter requires approval by the Board of Directors of VVPI.

Sincerely,

By: /s/ Todd Modic____________

Todd Modic

Senior Vice President

Voya Investments, LLC

Accepted:

By:	/s/ Kimberly A. Anderson
Kimberly A. Anderson
Senior Vice President
Voya Variable Portfolios, Inc.